LOAN AND SECURITY AGREEMENT
(ALL ASSETS)

    THIS LOAN AND SECURITY AGREEMENT (the “Agreement”) is made as of April 24, 2024 by and between KBS Builders, Inc., a Delaware corporation with a place of business at 300 Park Street, South Paris, Maine 04281 (hereinafter, together with its permitted successors and assigns hereunder, referred to as “Borrower”) and KEYBANK NATIONAL ASSOCIATION, a national banking association with a place of business at One Canal Plaza, 3rd Floor, Portland, Maine 04101 (hereinafter, together with its successors and assigns, called “Bank”), WHO AGREE as follows:

1.    SECURITY INTEREST. For valuable consideration, the receipt whereof is hereby acknowledged, Borrower hereby grants to Bank a continuing security interest in and to, and assigns to Bank, all assets of Borrower (subject to any liens permitted hereunder), wherever located and whether now owned or hereafter acquired, including, without limitation, the following:

(a)    all inventory, including all goods, merchandise, raw materials and work in process, unpaid finished goods, and other tangible personal property now owned or hereafter acquired and held for sale or lease or furnished or to be furnished under contracts of service or used or consumed in Borrower's business (all hereinafter called the “Inventory”);

(b)    all accounts as defined in the Uniform Commercial Code (“UCC”) Article 9, (hereinafter “Accounts”), contracts, contract rights, notes, bills, drafts, acceptances, general intangibles (including without limitation registered and unregistered tradenames, copyrights, customer lists, goodwill, computer programs, computer records, computer software, computer data, trade secrets, servicemarks, trademarks, patents, ledger sheets, files, records, data processing records relating to any Accounts and all tax refunds of every kind and nature to which Borrower is now or hereafter may become entitled to, no matter how arising), instruments, documents, chattel paper (whether tangible or electronic) deposit accounts, letter of credit rights (whether or not the letter of credit is evidenced by a writing), securities, security entitlements, security accounts, investment property, supporting obligations, choses in action, commercial tort claims, and all other debts, obligations and liabilities in whatever form, owing to Borrower from any person, firm or corporation or any other legal entity, whether now existing or hereafter arising, now or hereafter received by or belonging or owing to Borrower, for goods sold by it or for services rendered by it, or however otherwise same may have been established or created, all guarantees and securities therefor, all right, title and interest of Borrower in the merchandise or services which gave rise thereto, including the rights of reclamation and stoppage in transit, all rights to replevy goods, and all rights of an unpaid seller of merchandise or services;

(c)    all machinery, equipment, trade fixtures and other similar goods (as defined in Article 9 of the Uniform Commercial Code) whether now owned or hereafter acquired by Borrower and wherever located, all replacements and substitutions therefor or accessions thereto and all proceeds thereof (all hereinafter called the “Equipment”);

(d)    all moneys, securities and other property (and the proceeds thereof) now or hereafter held or received by, or in transit to Bank, from or for it, whether for safekeeping, pledge, custody, transmission, collection or otherwise and all credits and balances of it, with Bank at any time existing;

(e)     all goods, machinery, equipment and all of Borrower’s other tangible personal property (to the extent not included within Inventory or Equipment), now owned or hereafter acquired and wherever located, as well as all of Borrower’s right, title and interest in and to any such goods as may be now or hereafter held or used by Borrower under any lease which otherwise does not provide for a security interest to a third-party, lease-purchase, conditional sales, use or other agreements under which Borrower is or may become entitled to the use and possession thereof, with any and all other rights and benefits flowing from or under such agreements, all as may be used, useful or bought for use in connection with the ownership and/or operation of Borrower’s business, and any operations incidental to or associated with the same, or otherwise, and all service contracts relating to any of the foregoing, all whether now owned or hereafter acquired and wherever located, together with all replacements and substitutions therefor and all additions and accessions thereto;

(f)     all right, title and interest of Borrower in any Master Swap Agreement between Borrower and Bank that may be entered into in the future, and each transaction entered into thereunder including, without limitation, all amounts payable or deliverable thereunder and the benefit of any guarantee or other credit support in connection therewith; and

(g)    all proceeds and products of all of the foregoing in any form, including, without limitation, all proceeds of credit, fire or other insurance, and also including, without limitation, rents and profits resulting from the temporary use of any of the foregoing (all of the assets described in this Section 1, together with any other property or interests that are now or hereafter subject to the Security Documents (defined below), are sometimes hereinafter referred to as the “Collateral”).

    2.    ADDITIONAL DEFINITIONS. In addition to the other defined terms herein, including in Section 7(d), as used in this Agreement, the following capitalized words shall have the following meanings:

“Default Rate” means a fluctuating rate that is the daily equivalent to a rate equal to the aggregate of: (x) the Interest Rate (as defined below), and (y) four percent (4%) per annum.

“Loan” means the Line of Credit Loan (as defined below).

“Loan Documents” means, collectively, this Agreement, the Line of Credit Note (as defined below), the Security Documents (as defined below) and all other agreements, documents and instruments now or hereafter evidencing, securing or otherwise relating to the Obligations, each as amended, replaced, extended, renewed, restated, or otherwise modified from time to time.

“Note” means the Line of Credit Note (as defined below), together with any and all amendments and modifications thereto, substitutions therefor, and renewals, restatements and extensions thereof.

“Overline Advances” means the amount by which the principal balance of all outstanding Line of Credit Loans exceeds the Credit Limit (as defined below).

“Security Documents” means this Agreement, any UCC-1 Financing Statements filed by Bank with respect to its interest in the Collateral, a guaranty given by Star Equity Holdings, Inc., a Delaware corporation (“Guarantor”), to Bank, and any other agreement, document or instrument now or hereafter securing the Obligations or any portion thereof, each together with all modifications and amendments thereto, restatements thereof and substitutions therefor.

3.    OBLIGATIONS SECURED. The security interest granted hereby is to secure payment and performance of all debts, liabilities and obligations of Borrower to Bank hereunder and under the Line of Credit Note, and also any and all other debts, liabilities and obligations of Borrower to Bank of every kind and description, direct or indirect, absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising, whether or not such obligations are related to the transactions described in this Agreement, by class, or kind, or whether or not contemplated by the parties at the time of the granting of this security interest, regardless of how they arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, and includes obligations to perform acts and refrain from taking action as well as obligations to pay money including, without limitation, all interest, fees, charges, expenses and overdrafts, and also including, without limitation, all obligations and liabilities which Bank may incur or become liable for, on account of, or as a result of, any transactions between Bank and Borrower including any which may arise out of any letter of credit, acceptance or similar instrument or obligation issued or caused to be issued pursuant to this Agreement, and further including any obligations arising under any credit card receivables, currency swaps, electronic fund transfers (whether through automated clearing houses or otherwise), provisional credit, check cashing, foreign exchange transactions, futures, options, collars, interest rate swaps, caps, floors, forward rate or other interest rate protection agreements, or similar agreements and all obligations of Borrower to Bank arising out of or in connection with any Automated Clearing House (“ACH”) agreements relating to the processing of ACH transactions, together with all fees, expenses, charges and other amounts owing by or chargeable to Borrower under any ACH agreements (all hereinafter called “Obligations”).

4.    BORROWER’S PLACES OF BUSINESS AND SUBSIDIARIES. Borrower warrants that Borrower has no places of business other than as listed on Schedule A, annexed hereto. Borrower’s office or offices where Borrower keeps its records concerning its accounts and other property is that office (those offices) indicated as such on Schedule A. Borrower will promptly notify Bank in writing of any change in the location of any place of business or the establishment of any new place of business or office where its records are kept which would be shown in this Agreement if it were executed after such change. Borrower has no subsidiaries except as shown on Schedule A.

5.    BORROWER'S ADDITIONAL REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants that:

(a)    Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and shall hereafter remain in good standing as a corporation in that state, and is duly qualified and in good standing in every other state in which it is doing business, and in which the failure to qualify or become licensed could have a Material Adverse Change on the financial condition, business or operations of Borrower.

(b)    Borrower’s exact legal name is as set forth in this Agreement.

(c)    Borrower’s shareholders and their respective ownership interests in Borrower, as of the date hereof, are set forth on Schedule A.

(d)    The execution, delivery and performance of this Agreement, and the other Loan Documents, are within Borrower’s corporate powers, have been duly authorized, are not in contravention of law or the terms of Borrower’s certificate of incorporation, bylaws or other organizational documents, or of any indenture, agreement or undertaking to which Borrower is a party or by which it or any of its properties may be bound.

(e)    All books and records of Borrower, including but not limited to its stock register, minute books and books of account, are accurate and current in all material respects.

(f)    Borrower owns all of the assets reflected in the most recent of Borrower’s financial statements that have been provided to Bank, except assets sold or otherwise disposed of in the ordinary course of business since the date thereof, and such assets together with any assets acquired since such date, including without limitation the Collateral, are free and clear of any lien, pledge, security interest, charge, mortgage or encumbrance of any nature whatsoever, except (i) the security interests and other encumbrances (if any) listed on Schedule B annexed hereto, (ii) those leases of personal property (if any) set forth on Schedule C annexed hereto which may be amended from time to time, (iii) those liens permitted pursuant to Section 13(d) of this Agreement (if any), or (iv) liens and security interests in favor of Bank.

(g)    Borrower has made or filed all tax returns, reports and declarations relating to any material tax liability required by any jurisdiction to which it is subject (any tax liability which may result in a lien on any Collateral over two-thousand dollars ($2,000) being hereby deemed material); has paid all taxes shown or determined to be due thereon except those being contested in good faith and which Borrower has, prior to the date of such contest, identified in writing to Bank as being contested; and has made adequate provision for the payment of all taxes so contested, so that no lien will encumber any Collateral, and in respect of subsequent periods.

(h)    Borrower (i) is subject to no organizational or other legal restriction, or any judgment, award, decree, order, governmental rule or regulation or contractual restriction which could have a material adverse effect on its financial condition, business or prospects beyond those applicable to an entity in the construction industry, and (ii) is in compliance with its organizational documents, all contractual requirements by which it or any of its properties may be bound and all applicable laws, rules and regulations (including without limitation those relating to environmental protection) other than laws, rules or regulations the validity or applicability of which it is contesting in good faith, or provisions of any of the foregoing the failure to comply with which cannot reasonably be expected to materially adversely affect its financial condition, business or prospects or the value of any Collateral.

(i)    There is no action, suit, proceeding or investigation pending or, to Borrower's knowledge, threatened against or affecting it or any of its assets before or by any court or other governmental authority which, if determined adversely to it, would have a Material Adverse Change on its financial condition, business or prospects or the value of any Collateral. Notwithstanding, the Borrower may at anytime initiate or threaten to initiate proceedings against a person or entity owing funds or other obligations or duties to the Borrower.
(j)    Borrower is in compliance with ERISA in all material respects; no Reportable Event has occurred and is continuing with respect to any Plan; and it has no unfunded vested liability under any Plan. The word “Plan” as used in this Agreement means any employee plan subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) maintained for employees of Borrower, any subsidiary of Borrower or any other trade or business under common control with Borrower within the meaning of Section 414(c) of the Internal Revenue Code of 1986, as amended, or any regulations thereunder.

6.    LINE OF CREDIT LOANS.

(a)    Provided that there has not occurred an Event of Default or an event that, with notice or the lapse of time or both, would constitute an Event of Default, Bank agrees, from time to time upon Borrower’s request made in accordance with Section 7 hereof, to make advances (each, a “Line of Credit Loan” and, collectively, the “Line of Credit Loans”) to Borrower so long as the sum of the aggregate principal amount of all Line of Credit Loans outstanding and the requested Line of Credit Loan does not exceed the Credit Limit (as defined below) (the “Maximum Availability”). The proceeds of the Line of Credit Loans shall be used to provide Borrower with working capital and for no other purposes. Each Line of Credit Loan shall be in the minimum aggregate amount of Ten Thousand Dollars ($10,000) and any integral multiple thereof.

(b)    All Line of Credit Loans shall be evidenced by and repayable in accordance with a revolving note drawn to the order of Bank, as the same may hereafter be amended, supplemented or restated from time to time and any note or notes issued in substitution therefor (the “Line of Credit Note”), but in the absence of the Line of Credit Note shall be conclusively evidenced by Bank’s records of Line of Credit Loans and repayments. All Line of Credit Loans shall bear interest upon the principal sum thereof from time to time advanced at the Interest Rate. Interest will be charged to Borrower upon any balance owing to Bank under the

Line of Credit Loan at the close of each day and shall be payable (i) on each Interest Payment Date and (ii) on April 30, 2025 (the “Maturity Date”); provided, however, the Maturity Date may be extended in writing by Bank from time to time, in its sole discretion, in which case such extended date shall be the “Maturity Date”; (iii) on acceleration of the time for payment of the Obligations pursuant to Section 14 hereof; and (iv) on the date the Obligations are paid in full.

(c)    The term “Credit Limit” as used herein shall mean an amount equal to Four Million Dollars ($4,000,000). The amount outstanding under the Line of Credit Loan must be reduced to zero dollars ($0.00) for thirty (30) consecutive days at least once each calendar year, and the Borrower shall make any principal payments necessary in order to ensure that such requirement is observed.

(d)    Borrower shall pay to Bank an annual fee equal to Twenty-five one-hundredths percent (0.25%) of the difference between (a) the average outstanding principal balance of all unpaid advances under the Line of Credit Loan and (b) the Maximum Availability, calculated in arrears for each calendar quarter during the term of the Line of Credit Loan and payable on July 1, 2024, on the first day of each calendar quarter thereafter, and on the Maturity Date.

(e)    Bank agrees that Borrower, if it is otherwise able to make draws under the Line of Credit Loan, may request that advances be made in the form of one or more of Bank’s letters of credit, in the aggregate face amount outstanding at any one time of up to Seven Hundred Fifty Thousand Dollars ($750,000.00) (each a “Letter of Credit”) provided that the expiration date on any Letter of Credit shall not be later than the date that is one year following the Maturity Date and further provided that the sum of all amounts undrawn under the Letters of Credit from time to time shall be deducted from the Maximum Availability. In connection with the issuance of any Letter of Credit, Borrower shall make request therefor in accordance with Bank’s requirements for letters of credit, as they may change from time to time, and shall pay to Bank a percentage of the face amount of such Letter of Credit according to the fee schedule then in effect at Bank plus any and all other normal and customary fees charged by Bank in connection with letters of credit. Borrower hereby authorizes and directs Bank, in Bank’s sole discretion (provided, however, Bank shall have no obligation to do so) to pay all such fees and costs as the same become due and payable and to treat the same as a Line of Credit Loan to Borrower at the Interest Rate, which shall be added to Borrower’s loan balance pursuant to this Agreement. Bank shall be deemed to have made a Line of Credit Loan to Borrower at the Interest Rate in an amount equal to any amount paid by Bank under a Letter of Credit from time to time, without further request therefor, immediately upon any payment by Bank on such Letter of Credit.

(f)    Borrower shall pay to Bank the principal amount of all Line of Credit Loans as follows:

(i)    Credit Limit Exceeded. Whenever the outstanding principal balance of all Line of Credit Loans exceeds the Credit Limit, Borrower shall immediately pay to Bank all Overline Advances.

(ii)    Payment in Full on Maturity Date. On the Maturity Date or, if sooner, acceleration of the obligations pursuant to Section 14, Borrower shall pay to Bank the entire outstanding principal balance of all Line of Credit Loans.

    7.    LOAN REQUEST PROCEDURE; INTEREST RATE PROVISIONS.

    (a)    Loan Request Procedure: Borrower may request Line of Credit Loans on any Business Day prior to the Maturity Date, provided there is then no Event of Default hereunder; and further provided that Borrower shall give Bank prior notice (which notice must be received by Bank prior to 11:00 a.m. Portland, Maine time) one (1) Business Day prior to the requested advance date. Notwithstanding the foregoing, Bank may from time to time require that borrowing requests for Line of Credit Loans be made such number of days in advance as Bank reasonably requires, not to exceed five Business Days. Each request for Borrowing, of a Loan shall be made by using a Notice of Borrowing in the form required by Bank, and shall specify (i) the aggregate principal amount of the Line of Credit Loans to be made, continued or converted pursuant to such Borrowing and (ii) the date of the Borrowing, continuation or conversion (which shall be a Business Day). Notwithstanding the foregoing, if Borrower has elected to use Bank’s automated electronic notice systems, including on-line loan management portal systems, automated credit sweep product systems, or other similar systems which Bank may offer from time to time, any request made through such a system shall be deemed to be a properly made request for advance, provided that Bank reserves the right, upon written notice to Borrower, to require the notice period to be no less than five Business Days in advance. As a condition to Borrower using Bank’s electronic notice systems as a Notice of Borrowing, Borrower waives any claims relating to Bank reserving its right to require a borrowing notice to be provided to Bank five Business Days prior to funding.

    (b)    Temporary Inability to Determine Interest Rate. If Bank determines (which determination shall be conclusive and binding on Borrower) that the Daily SOFR Rate (such rate, for purposes of this section, the “Benchmark”) cannot be determined pursuant to the definition thereof, Bank will promptly so notify Borrower. Upon notice thereof by Bank to Borrower, (i) any obligation of Bank to make or continue SOFR Loans shall be suspended until Bank revokes such notice, (ii) any Line of Credit Loans thereafter advanced will bear interest at the Alternate Base Rate plus the Alternate Base Rate Margin, and (iii) all SOFR Loans shall be immediately converted to Alternate Base Rate Loans until Bank revokes such notice.

        (c)     Permanent Inability to Determine Interest Rate. If Bank determines (which determination shall be conclusive and binding on Borrower) that the Daily SOFR Rate cannot be determined pursuant to the definition thereof as a result of a Benchmark Transition Event, Bank will promptly so notify Borrower, and the following provisions shall be applicable. Upon notice thereof by Bank to Borrower, (i) any obligation of Bank to make SOFR Loans shall be suspended, (ii) any Line of Credit Loan thereafter advanced will bear interest at the Alternate Base Rate plus the Alternate Base Rate Margin unless and until Bank and Borrower have amended the Loan Documents to provide for a Benchmark Replacement in accordance with the provisions below, and (iii) all SOFR Loans shall be immediately converted to Alternate Base Rate Loans.

(i)     Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, Bank and Borrower may amend the Loan Documents to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at the time, not less than five Business Days after Bank has provided notice thereof, which is provided in the applicable amendment implementing such Benchmark Replacement. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 7(c) will occur prior to the applicable Benchmark Transition Start Date. Unless and until a Benchmark Replacement has been implemented, all Line of Credit Loans shall be Alternate Base Rate Loans.
(ii)    Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, Bank will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to the Loan Document.
    (iii)    Notices; Standards for Decisions and Determinations. Bank will promptly notify Borrower of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by Bank pursuant to this Section 7(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party to the Loan Documents, except, in each case, as expressly required pursuant to this Section 7(c).

    (d)     Certain Definitions: The following terms used herein, and in any notes or other documents relating hereto, shall have the following meanings:

“Adjusted Daily SOFR Rate” means the greater of (1) the sum of (a) the Daily SOFR Rate plus (b) the SOFR Index Adjustment, and (2) the Floor.

“Alternate Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (i) the Federal Funds Rate plus 0.50%, (ii) the rate of interest in effect for such day as established from time to time by KeyBank National Association as its “prime rate”, whether or not publicly announced, which interest rate may or may not be the lowest rate charged by it for commercial loans or other extensions of credit and (iii) 3.00%. Any change in the Alternate Base Rate due to a change in the prime rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the prime rate or the Federal Funds Effective Rate, as applicable.

“Alternate Base Rate Loan” means, a Line of Credit Loan bearing interest at the sum of (a) the Alternate Base Rate plus (b) the Alternate Base Rate Margin.

“Alternate Base Rate Margin” means, at any time, the greater of (i) 0.00% and (ii) the then-applicable SOFR Index Adjustment minus 1.00%.

“Applicable Margin” means 3% per annum.

“Benchmark Replacement” means with respect to any Benchmark Transition Event, the sum of: (i) the alternate benchmark rate that has been selected by Bank and Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the relevant governmental body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for U.S. dollar-denominated credit facilities and (ii) the related Benchmark Replacement Adjustment; provided that if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of the Loan Documents and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected by Bank and Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the relevant governmental body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated credit facilities.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” or “SOFR Business Day”, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods and other technical, administrative or operational matters) that Bank decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Bank in a manner substantially consistent with market practice (or, if Bank decides that adoption of any portion of such market practice is not administratively feasible or if Bank determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as Bank decides is reasonably necessary in connection with the administration of the Loan Documents).
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof); or
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any available tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, (A) if the event giving rise to the Benchmark Replacement Date occurs prior to any setting of the then-current benchmark, the Benchmark Replacement Date will be deemed to have occurred such determination and (B) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current available tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof);
(b)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof); or
(c)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) is no longer, or as of a specified future date will no longer be, representative.

“Benchmark Transition Start Date” means the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).
        “Business Day” means (i) a day of the year on which banks are not required or authorized to close in Portland, Maine and (ii) with respect to any matters relating to SOFR Loans, a SOFR Business Day.

        “Daily SOFR Rate” means, for any day, an interest rate per annum, reset on each Business Day (rounded in accordance with Bank’s customary practices, unless there is a hedge agreement in place with Bank), equal to the greater of (x) SOFR for the day that is five Business Days prior to such day, published by the SOFR Administrator on the immediately succeeding Business Day and (y) the Floor. If by 5:00 pm (New York City time) on the second Business Day immediately following any day on which SOFR is to be reset, SOFR for such day has not been published on the SOFR Administrator’s Website, then SOFR for such day will be SOFR as published in respect of the first preceding Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of SOFR for no more than ten consecutive Business Days.

        “Floor” means zero percent (0%) per annum.

        “Interest Payment Date” means the first day of each month.

        “Interest Rate” means the Adjusted Daily SOFR Rate plus the Applicable Margin unless and until replaced with an Alternate Base Rate.

        “Material Adverse Change” means any event, occurrence, fact, condition, development, or change that is materially adverse that when considered would reasonably be expected to have an adverse effect on (a) the business, results of operations, financial condition or assets of the Business, or (b) the ability of Sellers to consummate the transactions contemplated hereby; provided, however, that "Material Adverse Change" shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (vii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Sellers and the Business; (viii) any natural or man-made disaster or acts of God; (ix) any epidemics, pandemics, disease outbreaks, or other public health emergencies; or (x) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions. Notwithstanding, it shall be taken into account in determining whether there has been or will be, a “Material Adverse Change” is the change disproportionately adversely impacts the Company when compared to other substantially similar businesses in the markets in which the Company operates, industry changes should not be considered a Material Adverse Change.

        “SOFR” means means the secured overnight financing rate for a Business Day that is published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate (collectively the “SOFR Administrator”)) on its website (currently at http://www.newyorkfed.org) (the “SOFR Administrator’s Website”) at approximately 8:00 a.m. (New York City time) on the immediately succeeding Business Day. Any change in the Daily SOFR Rate due to change in SOFR shall be effective from and including the effective date of such change in SOFR, without notice to Borrower.
        “SOFR Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

        “SOFR Index Adjustment” means 0% per annum.

        “SOFR Loan” means any Line of Credit Loan bearing interest at the Adjusted Daily SOFR Rate.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
8.    CONDITIONS OF LENDING.

(a)    The obligation of Bank to make the initial Loan hereunder shall be subject to the condition precedent that Bank shall have received all of the following, each in form and substance satisfactory to Bank:

(i)    This Agreement, properly executed on behalf of Borrower.

(ii)    The Line of Credit Note drawn to the order of Bank.

(iii)    All of the other Loan Documents properly executed on behalf of the respective parties thereto.

(iv)    Current searches of appropriate filing offices showing that (A) no financing statements have been filed and remain in effect against Borrower, except those financing statements filed by Bank, and (B) Bank has duly filed all financing statements necessary to perfect the security interests granted hereunder, to the extent the security interests are capable of being perfected by filing and shall do so within twenty (20) days of the execution of this Agreement.

(v)    A certificate from the Secretary or Clerk of Borrower, certifying as to (A) the resolutions of the shareholders of Borrower, authorizing the execution, delivery and performance of this Agreement and related documents, (B) the Certificate of Incorporation and Bylaws of Borrower, and (C) the specimen signatures of the officers or agents of Borrower authorized to execute and deliver this Agreement and other instruments, agreements and certificates, including loan requests, on behalf of Borrower.

(vi)    A current certificate of good standing issued by the Secretary of State of the state of Borrower’s organization.

(vii)    Evidence that Borrower is duly licensed or qualified to transact business in Maine and in all other jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary.

(viii)    An opinion of counsel to Borrower and each organizational guarantor, addressed to Bank, in form and substance satisfactory to Bank.

(ix)    Certificates of the insurance required hereunder, with all hazard insurance containing a lender’s loss payable endorsement in favor of Bank.

(x)    Payment of the fees due through the date of the Closing and expenses incurred by Bank through such date required to be paid by Borrower pursuant to this Agreement, including, without limitation, an origination fee for the Line of Credit of $20,000.
(xi)    Such other documents, instruments and agreements as Bank in its sole discretion may require.

(b)    The obligation of Bank to make each advance under the Line of Credit Loan after the date of this Agreement shall be subject to the further conditions precedent on such date:

(i)    the representations and warranties contained in Sections 4 and 5 hereof are materially correct on and as of the date of such Line of Credit Loan as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date; and

(ii)    no event has occurred and is continuing, or would result from such Line of Credit Loan which constitutes an Event of Default or which, with notice or the passage of time or both, would constitute an Event of Default.

9.    COLLECTIONS; SET OFF; DEPOSIT ACCOUNTS; NOTICE OF ASSIGNMENT; EXPENSES; POWER OF ATTORNEY.

(a)    Borrower hereby authorizes and directs Bank, in Bank’s sole discretion (provided, however, Bank shall have no obligation to do so), following an Event of Default and during the continuance of an Event of Default: (i) to pay accrued interest as the same becomes due and payable pursuant to this Agreement or pursuant to any Note or other agreement between Borrower and Bank, and to treat the same as a Loan to Borrower, which shall be added to Borrower’s Loan balance pursuant to this Agreement; and (ii) to charge any of Borrower’s accounts under the control of Bank for any such items; and/or (iii) apply the proceeds of Collateral, including, without limitation, payments on Accounts and other payments from sales or lease of Inventory and any other funds to the payment of such items.

(b)    Borrower hereby grants to Bank a lien, security interest and right of setoff as security for all liabilities and Obligations to Bank, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or in transit to it. At any time, without demand or notice, Bank may set off the same or any part thereof and apply the same to any liability or Obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

(c)    Bank shall be Borrower’s main bank of deposit, and Borrower or Guarantor shall make an initial deposit with Bank of at least $4,000,000. Borrower shall inform Bank in writing of each deposit account that Borrower at any time opens or maintains at any other bank, and Borrower shall, with respect to any such deposit account, at Bank’s request and option, pursuant to an agreement in form and substance satisfactory to Bank, either (i) cause the depositary bank to agree to comply at any time with instructions from Bank to such depositary bank directing the disposition of funds from time to time credited to such deposit account, without further consent of Borrower, or (ii) arrange for Bank to become the customer of the depositary bank with respect to the deposit account, with Borrower being permitted, only with the consent of Bank, to exercise rights to withdraw funds from such deposit account. Bank agrees with Borrower that Bank shall not give any such instructions or withhold any withdrawal rights from Borrower, unless an Event of Default has occurred and is continuing beyond any permitted grace period or granted time for remediation, or, after giving effect to any withdrawal not otherwise permitted by this Agreement would occur. The provisions of this paragraph shall not apply to (i) any deposit account for which Borrower, the depositary bank and Bank have entered into a cash collateral agreement specially negotiated among Borrower, the depositary bank and Bank for the specific purpose set forth therein, or (ii) deposit accounts specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s salaried employees.

(d)    Bank may at any time, after the occurrence of an Event of Default or an event which, with notice or the passage of time or both, would constitute an Event of Default, notify account debtors that Collateral has been assigned to Bank and that payments shall be made directly to or as directed by Bank, so long as Bank has provided proper notice to Borrower of its intention to take such action, and the date on which such action should begin. Upon request of Bank at any time, Borrower will so notify such account debtors and will indicate on all billings to such account debtors that their Accounts must be paid directly to or as directed by Bank. After the occurrence and during the continuation of any Event of Default, Bank shall have full power to collect, compromise, endorse, sell or otherwise deal with the Collateral or proceeds thereof in its own name or in the name of Borrower.

(e)    Borrower shall pay to Bank on demand any and all reasonable counsel fees and other expenses incurred by Bank in connection with the preparation, interpretation, enforcement, administration or amendment of this Agreement, or of any documents relating thereto, and any and all expenses, including, but not limited to, a collection charge on all Accounts collected, all attorneys’ fees and expenses, and all other expenses of like or unlike nature which may be expended by Bank to obtain or enforce payment of any Account either as against the account debtor, Borrower, or any surety of Borrower or in the prosecution or defense of any action or concerning any matter growing out of or connected with the subject matter of this Agreement, the Obligations or the Collateral or any of Bank’s rights or interests therein or thereto, including, without limiting the generality of the foregoing, any counsel fees or expenses incurred in any bankruptcy or insolvency proceedings and all costs and expenses incurred or paid by Bank in connection with the administration, supervision, protection or realization on any security held by Bank for the debt secured hereby, whether such security was granted by Borrower or by any other person primarily or secondarily liable (with or without recourse) with respect to such debt, and all costs and expenses incurred by Bank in connection with the defense, settlement or satisfaction of any action, claim or demand asserted against Bank in connection with the debt secured hereby, all of which amounts shall be considered advances to protect Bank's security, and shall be secured hereby. At its option, and without limiting any other rights or remedies, after the occurrence and during the continuation of any Event of Default, Bank may at any time pay or discharge any taxes, liens, security interests or other encumbrances at any time levied against or placed on any of the Collateral, and may procure and pay any premiums on any insurance required to be carried by Borrower, and provide for the maintenance and preservation of any of the Collateral, and otherwise take any action reasonably deemed necessary to Bank to protect its security, and all amounts expended by Bank in connection with any of the foregoing matters, including reasonable attorneys’ fees, shall be considered obligations of Borrower and shall be secured hereby.

(f)    Borrower does hereby make, constitute and appoint any officer or agent of Bank as Borrower’s true and lawful attorney-in-fact, with power, after the occurrence and during the continuation of any Event of Default, to endorse the name of Borrower or any of Borrower’s officers or agents upon any notes, checks, drafts, money orders, or other instruments of payment (including payments payable under any policy of insurance on the Collateral) or Collateral that may come into possession of Bank in full or part payment of any amounts owing to Bank; to sign and endorse the name of Borrower or any of Borrower’s officers or agents upon any invoice, freight or express bill, bill of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications and notices in connection with Accounts, and any instrument or documents relating thereto or to Borrower’s rights therein; granting upon Borrower’s said attorney full power to do any and all things necessary in the ordinary course of business to be done in and about the premises as fully and effectually as Borrower might or could do, and hereby ratifying all that said attorney shall lawfully do or cause to be done by virtue hereof. Neither Bank nor the attorney shall be liable for any acts or omissions nor for any error of judgment or mistake, except to the extent of their negligence or willful misconduct. This power of attorney shall be irrevocable for the term of this Agreement and all transactions hereunder and thereafter as long as Borrower may be indebted to Bank, but shall automatically terminate upon full and final payment and performance of the Obligations, and termination of any obligation of Bank to make further advances to Borrower.

10.    FINANCING STATEMENTS. Borrower hereby irrevocably authorizes Bank at any time and from time to time, and at Borrower’s sole cost, to file in any Uniform Commercial Code jurisdiction any initial financing statements and amendments thereto that (a) indicate the Collateral (i) as all assets of Borrower or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Uniform Commercial Code of such jurisdiction, or (ii) as being of an equal or lesser scope or with greater detail, and (b) contain any other information required by the Uniform Commercial Code for the sufficiency or filing office acceptance of any financing statement or amendment. Borrower agrees to furnish any such information to Bank promptly upon request. Borrower also ratifies its authorization for Bank to have filed in any Uniform Commercial Code jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof. In addition, at the request of Bank, Borrower will join with Bank in executing any other notices appropriate under applicable law in form satisfactory to Bank and will pay the cost of filing the same in all public offices wherever filing is deemed by Bank to be necessary or desirable.

11.    BORROWER’S REPORTS.

(a)    Borrower shall deliver or cause to be delivered to Bank all documents, as frequently as indicated below, or at such other times as Bank may request, and all other documents and information requested by Bank:

	DOCUMENT	FREQUENCY DUE
(i)	Budget for the following year in form satisfactory to Bank	Annually, within thirty (30) after the end of the prior fiscal year end, a draft of a budget, subject to approval by board of directors.
(ii)	Notice of noncompliance with the provisions of this Agreement	Immediately upon learning of such noncompliance, or if any representation or warranty contained herein is no longer true or accurate
(iii)	Compliance Certificate	Annually with the delivery of Borrower’s annual financials, and quarterly with the delivery of Borrower’s quarterly financials
(iv)	Financial Statements	Annually and quarterly, as set forth below
(v)	Accounts Receivable and Accounts Payable agings	Quarterly with the delivery of Borrower’s quarterly financials

        (b)    Borrower will cause Guarantor to furnish, annually, as soon as available, and in any event within one hundred twenty (120) days after the end of each fiscal year of Guarantor, Guarantor’s (i) balance sheet as of the end of such fiscal year, (ii) a statement of income and retained earnings for such fiscal year, and (iii) a statement of cash flows for such fiscal year, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the prior fiscal year, all accompanied by a supporting schedule for Borrower, and all prepared in accordance with generally accepted accounting principles consistently applied, audited, in the case of Guarantor, and, reviewed, in the case of Borrower, by independent public accountants selected by Guarantor , and accompanied by an opinion thereon from such accountants acceptable to Bank.

        (c)    Borrower will cause Guarantor to furnish Bank as soon as available, and in any event within forty-five (45) days after the end of each fiscal quarter for the first three (3) quarters of the fiscal year, management-prepared financial statements, in form reasonably satisfactory to Bank, including a balance sheet, income statement and statement of cash flows, all accompanied by a supporting schedule for Borrower, and certified by the controller or chief financial officer of Guarantor.

        (d)    Borrower will promptly, upon receipt thereof, deliver to Bank, copies of any reports submitted to Borrower by Borrower's independent public accountants in connection with the examination of the financial statements of Borrower made by such accountants (the so-called “Management Letter”).

        (e)    In addition to the foregoing, Borrower shall, or shall cause Guarantor to, provide Bank promptly with such other and additional information concerning Borrower, Guarantor, the Collateral, the operation of Borrower’s and Guarantor’s business, Borrower’s and Guarantor’s financial condition, including financial reports and statements, as Bank may from time to time reasonably request. All financial information provided to Bank in connection with or pursuant to this Agreement shall be prepared in accordance with generally accepted accounting or auditing principles (as applicable) applied consistently in the preparation thereof and consistently with prior periods to fairly reflect the financial condition of Borrower or Guarantor, as the case may be, at the close of, and its results of operations for, the periods in question, subject to normal year-end adjustments and except for the absence of footnotes in interim statements.

12.    GENERAL AGREEMENTS OF BORROWER.

        (a)    Borrower agrees to keep all the Collateral insured with coverage and in amounts not less than that usually carried by one engaged in a like business and in any event not less than that reasonably required by Bank with loss payable to Bank and Borrower, as their interests may appear; hereby appointing Bank as attorney for Borrower in obtaining, adjusting, settling and canceling such insurance and endorsing any drafts, but only after Bank has provided Borrower with proper Notice of any deficiency in coverage and, provided there is no lapse in coverage, provide Borrower with reasonable time to obtain proper coverage. As further assurance for the payment and performance of the Obligations, Borrower hereby assigns to Bank all sums, including returns of unearned premiums, which may become payable under any policy of insurance on the Collateral and Borrower hereby directs each insurance company issuing any such policy to make payment of such sums directly into Borrower’s accounts with Bank.

        (b)    Bank or its agents have the right to inspect the Collateral and all records pertaining thereto annually, or if an Event of Default is ongoing at intervals to be determined by Bank and without hindrance or delay upon reasonable prior notice to Borrower. Bank shall also have the right to obtain in the case of an Event of Default (or as required by law or regulation) at the sole cost and expense of Borrower an appraisal and/or field examination of the Collateral by an appraiser acceptable to Bank.

        (c)    Borrower will at all times keep accurate and complete records of Borrower’s Accounts and other Collateral, and Bank, or any of its agents, shall have the right to call at Borrower’s place or places of business at intervals to be determined by Bank but not unduly burdensome to the Borrower and upon reasonable prior notice to Borrower, and without hindrance or delay, to inspect, audit, check, and make extracts from any copies of the books, records, journals, orders, receipts, correspondence which relate to Borrower’s Accounts, and other Collateral or other transactions, between the parties thereto and the general financial condition of Borrower and Bank may have access to all digital records within 48 hours of the request . Borrower shall pay to Bank all reasonable audit fees, plus all travel and other expenses incurred in connection with any such audit, which cost shall not exceed $10,000 annually unless an Event of Default has prompted the audit.

        (d)    Borrower will maintain records pertaining to the Collateral that contain information as from time to time may be requested by Bank.

        (e)    Borrower will maintain its corporate existence in good standing in Delaware and in every other state in which it is doing business, and in which the failure to qualify or become licensed could have a Material Adverse Change on the financial condition, business or operations of Borrower, and will comply with all laws and regulations of the United States or of any state or states thereof or of any political subdivision thereof, or of any governmental authority which may be applicable to it or to its business. Borrower will maintain its books and records, including but not limited to its stock register, minute books and books of account, current in all material respects.

        (f)    Borrower will pay all real and personal property taxes, assessments and charges and all franchises, income, unemployment, old age benefits, withholding, sales and other taxes assessed against it, or payable by it at such times and in such manner as to prevent any material penalty from accruing or any lien or charge from attaching to its property.

        (g)    Following an Event of Default and while it is continuing, Bank may in its own name or in the name of others communicate with account debtors in order to verify with them to Bank’s satisfaction the existence, amount and terms of any Accounts, so long as the manner and method of communication, and message communicated has been mutually agreed to by the Borrower and Bank.

        (h)    If any of Borrower’s Accounts arise out of contracts with the United States or any department, agency, or instrumentality thereof, Borrower will immediately notify Bank thereof in writing and so long as legally permitted, upon the Bank’s reasonable written request execute any instruments and take any steps required by Bank in order that all monies due and to become due under such contracts shall be assigned to Bank and notice thereof given to the Government under the Federal Assignment of Claims Act. If contracts are assigned in accordance with this Section, the Bank agrees to deposit any funds obtained into Borrower’s account with the Bank.

        (i)    If any of Borrower’s Accounts should be evidenced by promissory notes, trade acceptances, or other instruments for the payment of money, Borrower will immediately provide written notice to the Bank and where requested by Bank deliver same to Bank (unless not permitted under the terms of the Borrower’s Accounts or applicable instrument), appropriately endorsed to Bank’s order and, regardless of the form of such endorsement, and Borrower hereby waives presentment, demand, notice of dishonor, protest and notice of protest and all other notices with respect thereto.

        (j)    If any Collateral is at any time in the possession of a bailee, Borrower shall promptly notify Bank thereof and, if requested by Bank, shall promptly obtain an acknowledgment from the bailee, in form and substance satisfactory to Bank, that the bailee holds such Collateral for the benefit of Bank and shall act upon the instructions of Bank, without the further consent of Borrower. Bank agrees with Borrower that Bank shall not give any such instructions unless an Event of Default has occurred and is continuing, or an event which, with notice or the passage of time or both, would constitute an Event of Default has occurred and is continuing, or would occur after taking into account any action by Borrower with respect to the bailee.

        (k)    If Borrower is at any time a beneficiary under a letter of credit now or hereafter issued in favor of Borrower, Borrower shall promptly notify Bank thereof and, at the request and option of Bank, Borrower shall, pursuant to an agreement in form and substance satisfactory to Bank, either (i) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to Bank of the proceeds of any drawing under the letter of credit, or (ii) arrange for Bank to become the transferee beneficiary of the letter of credit, with Bank agreeing, in each case, that the proceeds of any drawing under the letter of credit are to be applied in the same manner as any other payment on an Account.

        (l)    If Borrower shall at any time hold or acquire a commercial tort claim seeking over $100,000, Borrower shall immediately notify Bank in a writing of the brief details thereof. Borrower may be requested by Bank to grant to Bank a security interest therein, and in the proceeds thereof, which interest shall be granted by Borrower after discussion with the Bank, all upon the terms of this Agreement, with such writing to be in reasonable form and substance satisfactory to Bank.

        (m)    Borrower will promptly pay when due all taxes and assessments upon the Collateral or for its use or operation or upon this Agreement, or upon any note or notes evidencing the Obligations, and will, at the request of Bank, promptly furnish Bank the receipted bills therefor. At its option, after the occurrence and during the continuation of any Event of Default, Bank may discharge taxes, liens or security interests or other encumbrances at any time levied or placed on the Collateral, may pay for insurance on the Collateral and may pay for the maintenance and preservation of the Collateral. Borrower agrees to reimburse Bank on demand for any payments made, or any expenses incurred by Bank pursuant to the foregoing authorization, and upon failure of Borrower so to reimburse Bank, any such sums paid or advanced by Bank shall be deemed secured by the Collateral and constitute part of the Obligations.

        (n)    Borrower will immediately notify Bank upon receipt of notification of any potential or known release or threat of release of hazardous materials, hazardous waste, hazardous or toxic substance or oil from any site operated by Borrower or of the incurrence of any expense or loss in connection therewith or with Borrower 's obtaining knowledge of any investigation, action or the incurrence of any expense or loss by any governmental authority in connection with the assessment, containment or removal of any hazardous material or oil for which expense or loss Borrower may be liable. As used herein, the terms “hazardous waste,” “hazardous or toxic substance,” “hazardous material” or “oil” shall have the same meanings as defined and used in any of the following (the “Acts”): the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 USC Sections 9601-9657, as amended by the Superfund Accounts and Reauthorization Act of 1986; the Federal Resource Conservation and Recovery Act, 42 USC Sections 6901 et seq.; the Hazardous Materials Transportation Act, 49 USC Sections 1801 et seq.; the Toxic Substances Control Act, 15 USC Sections 2601 et seq.; the Federal Water Pollution Control Act, 33 USC Sections 1251 et seq.; the Clean Air Act, 42 USC Sections 741 et seq.; the Clean Water Act, 33 USC Section 701; the Safe Drinking Water Act, 42 USC Sections 300(f)-300(j); and/or the regulations adopted and publications promulgated pursuant to any of the Acts, as the same may be amended from time to time.

        (o)    Except to the extent of Bank’s negligence or willful misconduct, Borrower will indemnify and save Bank harmless from all loss, costs, damage, liability or expenses (including, without limitation, court costs and reasonable attorneys’ fees) that Bank may sustain or incur by reason of defending or protecting this security interest or the priority thereof or enforcing the Obligations, or in the prosecution or defense of any action or proceeding concerning any matter growing out of or in connection with this Agreement and/or any other documents now or hereafter executed in connection with this Agreement and/or the Obligations and/or the Collateral. This indemnity shall survive the repayment of the Obligations and the termination of Bank's agreement to make Line of Credit Loans available to Borrower and the termination of this Agreement.

    (p)    Borrower hereby grants to Bank for a term to commence on the date of this Agreement and continuing thereafter until all debts and Obligations of any kind or character owing from Borrower to Bank are fully paid and discharged, the right to use all premises or places of business which Borrower presently has or may hereafter have and where any of the Collateral may be located, at a total rental for the entire period of $1.00. Bank agrees not to exercise the rights granted in this paragraph unless and until: (i) Bank determines to exercise its rights against the Collateral, (ii) an Event of Default is occurring that cannot be cured, and (iii) any such exercise is pursuant to a landlord waiver (to the extent applicable).

        (q)    Borrower will, at its expense, upon request of Bank promptly and duly execute and deliver such documents and assurances and take such actions as may be necessary or desirable or as Bank may request in order to correct any defect, error or omission which may at any time be discovered or to more effectively carry out the intent and purpose of this Agreement and to establish, perfect and protect Bank’s security interest, rights and remedies created or intended to be created hereunder. Without limiting the generality of the above, Borrower will join with Bank in executing any notices appropriate under applicable federal or state law in form satisfactory to Bank and filing the same in all public offices and jurisdictions wherever and whenever requested by Bank.

    13.    BORROWER’S FINANCIAL AND NEGATIVE COVENANTS.

(a)    (Operating Cash Flow/Total Fixed Charges) Borrower will maintain a ratio of its Operating Cash Flow to its Total Fixed Charges of at least 1.25:1.0, to be measured quarterly for the preceding twelve (12) month period, commencing with the fiscal quarter ending June 30, 2024, and for each subsequent fiscal quarter thereafter.

(b)    (Distributions) Borrower will not at any time make distributions to its shareholders during any fiscal year of Borrower if an Event of Default is continuing or, after giving effect thereto, Borrower will not be in compliance with Section 13(a) hereof.

(c)    (Disposition of Collateral) Borrower will not at any time sell, assign, exchange or otherwise dispose of any of the Collateral, except Inventory, in accordance with Section 16, and other than (i) scrap, waste, defective goods and the like; (ii) obsolete goods; and (iii) Equipment which is no longer required or deemed necessary for the conduct of Borrower’s business, so long as Borrower receives therefor a sum substantially equal to such Equipment’s fair value, deposits such sum with the Bank in accordance with the terms of this Agreement or replaces such Equipment with other equipment of similar value which is subject to a first security interest in Bank’s favor.

(d)    (Liens) Borrower will not at any time create, permit to be created or suffer to exist any lien, encumbrance or security interest of any kind (“Lien”) upon any of the Collateral or any other property of Borrower, now owned or hereafter acquired, except Liens: (i) consisting of landlords’, carriers’, warehousemen’s, mechanics’ and other similar liens arising by operation of law in the ordinary course of Borrower's business; (ii) arising out of pledge or deposits under workers’ compensation, unemployment insurance, old age pension, social security, retirement benefits or other similar legislation; (iii) consisting of purchase money Liens arising in the ordinary course of business for the purchase of equipment and software (so long as the indebtedness secured thereby does not exceed the lesser of the cost or fair market value of the property subject thereto, and such Lien extends to the purchased item, and any proceeds thereof, and to no other property, and provided that the indebtedness is within the limits set forth in Section 13(e) below); (iv) for unpaid taxes that are either (x) not yet due and payable, or (y) are subject of permitted protests; (v) which are the subject of permitted protests; (vi) set forth on Schedule B annexed hereto; and (vii) in favor of Bank; the term “permitted protests” as used herein means the right of Borrower to protest any Lien (other than a Lien that secures the Obligations), tax (other than payroll taxes or taxes that are the subject of a federal or state tax lien) or rental payment, provided that (x) a reserve with respect to such liability is established on the books of Borrower in an amount that is reasonably satisfactory to Bank, (y) any such protest is instituted and diligently prosecuted by Borrower in good faith, and (z) Bank is satisfied that, while such protest is pending, there will be no impairment of the enforceability, validity or priority of any of the Liens of Bank in and to the Collateral.

(e)    (Indebtedness) Borrower will not at any time incur indebtedness, assume, or otherwise become directly or contingently liable in respect of, any indebtedness, in excess of $250,000 outstanding at any one time, other than Permitted Liabilities set forth on Schedule D1, and the Line of Credit Loans hereunder without the express prior written consent of Bank.

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(f)    (Loans) Borrower will not at any time make any loans or advances to any individual, partnership, trust or other corporation, including without limitation Borrower’s directors, officers and employees, except loans to officers and employees not exceeding $50,000 in the aggregate, advances to officers or employees with respect to expenses incurred by them in the ordinary course of their duties which are properly reimbursable by Borrower.

(g)    (Guarantees) Borrower will not at any time assume, guaranty, endorse or otherwise become directly or contingently liable in respect of (including without limitation by way of agreement, contingent or otherwise, to purchase, provide funds to or otherwise invest in a debtor or otherwise to assure a creditor against loss), any indebtedness (except guarantees by endorsement of instruments for deposit or collection in the ordinary course of business and guarantees in favor of Bank and Permitted Liabilities set forth on Schedule D) of any individual, partnership, trust or other corporation. Notwithstanding, Borrower may be permitted to provide guaranties in the ordinary course of business for work to be performed in amounts not to exceed $50,000 in the aggregate.

(h)    (Investments) Borrower will not at any time use any Loan proceeds to purchase or carry any “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System).

(i)    (Transactions with Affiliates) Borrower will not at any time enter into any lease or other transaction with any shareholder, officer or affiliate on terms any less favorable than those which might be obtained at the time from persons who (or entities which) are not such a shareholder, officer or affiliate.

(j)    (Subsidiaries) Borrower has no subsidiaries except as set forth on Exhibit A and shall not create any other subsidiaries.

(k)    (Mergers, Consolidations or Sales) Borrower will not at any time: (i) merge or consolidate with or into another entity, or convert into another entity, or participate in a share exchange; (ii) enter into any joint venture or partnership with any person, firm, corporation or other entity; (iii) convey, lease or sell all or any material portion of its property or assets or business to any other person, firm, corporation or other entity, except for the sale of Inventory in the ordinary course of its business; or (iv) convey, lease or sell any of its assets to any person, firm, corporation or other entity for less than the fair market value thereof. Notwithstanding, a merger or consolidation by the Guarantor shall not constitute a violation of this clause.

(l)    (Change in Legal Status) Borrower will not at any time: (i) change its name, its place of business or, if more than one, chief executive office, or its mailing address or organizational identification number if it has one without first disclosing such change to the Bank, or (ii) change its type of organization, jurisdiction or organization or other legal structure without first seeking permission from the Bank, which shall not be unreasonably withheld.

        (m)    (Modification of Capital Structure) Borrower will not allow the structure of the equity interests of Borrower to change such that, through the occurrence of any event or series of related events, the direct holders of a majority of the outstanding voting stock of

Borrower prior to such event or series of related events shall no longer hold the majority of such stock.

For purposes of this section: “affiliate” shall mean any person or entity (i) which directly or indirectly controls, or is controlled by or is under common control with Borrower or a subsidiary, (ii) which directly or indirectly beneficially holds or owns five (5%) percent or more of any class of voting stock of Borrower or any subsidiary, or (iii) five (5%) percent or more of the voting stock of which is directly or indirectly beneficially owned or held by Borrower or a subsidiary; “distributions” shall mean all payment or distributions to shareholders in cash or in property other than reasonable salaries, bonuses and expense reimbursements; “EBIDTA” means net income plus interest expense, taxes, depreciation and amortization, impairment expense, stock-based compensation, extraordinary or non-recurring cash losses, and losses from the sale of disposal of assets, minus other income from non-continuing operations, and income tax benefits, all computed in accordance with GAAP; “indebtedness” shall mean (i) all liabilities for borrowed money, for the deferred purchase price of property or services, and under leases which are or should be, under generally accepted accounting principles, recorded as capital leases, in respect of which a person or entity is directly or indirectly, absolutely or contingently liable as obligor, guarantor, endorser or otherwise, or in respect of which such person or entity otherwise assures a creditor against loss, (ii) all liabilities of the type described in (i) above which are secured by (or for which the holder has an existing right, contingent or otherwise, to be secured by) any lien upon property owned by such person or entity, whether or not such person or entity has assumed or become liable for the payment thereof, and (iii) all other liabilities or obligations which would, in accordance with generally accepted accounting principles, be classified as liabilities of such person or entity; “Operating Cash Flow” shall mean EBITDA, plus cash contributions from Guarantor, minus cash taxes, minus Unfunded Capital Expenditures; “Total Fixed Charges” shall mean the sum of interest expense, current maturities of long-term debt, current maturities of capital leases, stock dividends and/or other equity cash contributions to Guarantor paid in cash during the period tested; “Unfunded Capital Expenditures” shall mean capital expenditures minus increases in long-term debt and capital leases (said increases net of amortization of long-term debt and capital leases).

14.    DEFAULT; RIGHTS AND REMEDIES UPON DEFAULT.

(a)    Upon the occurrence of any one or more of the following events (herein, “Events of Default”), Bank may decline to make any or all further Line of Credit Loans hereunder or under any other agreements with Borrower, any and all Obligations of Borrower to Bank shall become immediately due and payable, at the option of Bank and without further notice or demand. The occurrence of any such Event of Default shall also constitute, without notice or demand, a default under all other agreements between Bank and Borrower and instruments and papers given Bank by Borrower, whether such agreements, instruments, or papers now exist or hereafter arise, namely:

(i)    The failure by Borrower to pay any principal, interest, fees, costs, and expenses due pursuant to this Agreement within five (5) business days of the date when due.

(ii)    The failure by Borrower to pay any other Obligations within five (5) business days of Bank’s demand therefor.

(iii)    Default by Borrower in the observance or performance of any of the covenants or agreements of Borrower contained in Sections 12(a), 12(f), or 13 of this Agreement.

(iv)    The failure by Borrower to promptly, punctually and faithfully perform, or observe any term, covenant or agreement on its part to be performed or observed pursuant to any of the provisions of this Agreement, other than those described in the foregoing clauses (i), (ii) and (iii), or in any other agreement with Bank which is not remedied within the earlier of fifteen (15) days after (i) notice thereof by Bank to Borrower, or (ii) the date Borrower was required to give notice to Bank pursuant to Section 11(a)(ii) hereof.

(v)    The determination by Bank that any representation or warranty heretofore, now or hereafter made by Borrower to Bank, in any documents, instrument, agreement, or paper was not true or accurate when given in any material respect.

(vi)    The occurrence of any event such that any material indebtedness of Borrower from any lender other than Bank, could be accelerated, notwithstanding that such acceleration has not taken place.

(vii)    The occurrence of any event that would cause a lien creditor, as that term is defined in Section 9-102 of the Uniform Commercial Code, to take priority over advances made by Bank.

(viii)    A filing against or relating to Borrower of (A) a federal tax lien in favor of the United States of America or any political subdivision of the United States of America in an amount greater than $3,000, or (B) a state tax lien in favor of any state of the United States of America or any political subdivision of any such state in an amount greater than $3,000.

(ix)    The occurrence of any event of default (including any event identified and/or defined as an “Event of Default”) and the expiration of any expressly applicable grace or cure periods under any of the Loan Documents or under any other agreement between Bank and Borrower or any other instrument or paper given Bank by Borrower, whether such Loan Document or other agreement, instrument, or paper now exists or hereafter arises (notwithstanding that Bank may not have exercised its rights upon default under any such Loan Document or other agreement, instrument or paper).

(x)    Any act by, against, or relating to Borrower, or its property or assets, which act constitutes the application for, consent to, or sufferance of the appointment of a receiver, trustee or other person, pursuant to court action or otherwise, over all, or any part of Borrower's property.

(xi)    The granting of any trust mortgage or execution of an assignment for the benefit of the creditors of Borrower, or the occurrence of any other voluntary or involuntary liquidation or extension of debt agreement for Borrower, but for an extension granted by the Bank; the failure by Borrower to generally pay the debts of Borrower as they mature; adjudication of bankruptcy or insolvency relative to Borrower; the entry of an order for relief or similar order with respect to Borrower in any proceeding pursuant to Title 11 of the United States Code entitled “Bankruptcy” (hereinafter the “Bankruptcy Code”) or any other federal bankruptcy law; the filing of any complaint, application, or petition by or against Borrower initiating any matter in which Borrower is or may be granted any relief from the debts of Borrower pursuant to the Bankruptcy Code or any other insolvency statute or procedure; the formal calling or sufferance of a meeting of creditors of Borrower; the meeting by Borrower of a formal or informal creditor's committee; the offering by or entering into by Borrower of any composition, extension or any other arrangement seeking relief or extension for the debts of Borrower, or the initiation of any other judicial or non-judicial proceeding or agreement by, against or including Borrower which seeks or intends to accomplish a reorganization or arrangement with creditors. If any of the foregoing actions or proceedings are involuntary, and Borrower shall vigorously pursue the vacation or termination of such action or proceeding, then it shall not constitute an Event of Default hereunder if Borrower is successful at having such matter vacated or terminated within sixty (60) days.

(xii)    The entry of any judgment(s) against Borrower in an aggregate amount in excess of $50,000.00, which judgment(s) is not satisfied or appealed from (with execution or similar process stayed) within thirty (30) days of its entry.

(xiii) The entry of any court order which enjoins, restrains or in any way prevents Borrower from conducting all or any substantial part of its business affairs in the ordinary course of business.

(xiv)    There shall occur any Material Adverse Change in the business or financial condition of Borrower, for which Bank has provided notice to Borrower of its delineation of a change as a Material Adverse Change.

(xv)    The service of any process upon Bank seeking to attach by trustee process any funds of Borrower on deposit with Bank that is not terminated or bonded over to the satisfaction of Bank in five (5) business days.

(xvi)    The occurrence of any material uninsured loss, theft, damage or destruction to any material Collateral, which causes a Material Adverse Change to the business, but in any event shall be disclosed to the Bank.

(xvii)    The death, termination of existence, dissolution or liquidation of Borrower, or the ceasing to carry on actively any substantial part of Borrower’s current business.

(xviii)    This Agreement shall, at any time after its execution and delivery and for any reason, (A) cease to create a valid and perfected first priority security interest in and to the property purported to be subject to this Agreement; (B) cease to be in full force and effect or shall be declared null and void, or the validity or enforceability hereof shall be contested by Borrower, or (C) be contested by any Guarantor or any other guarantor of Borrower denying it has any further liability or obligation hereunder except where the Guarantor’s position is the fulfillment of all obligations, or the termination of the Guaranty or any rights thereunder.

(xix)    Any of the following events occur or exist with respect to Borrower or any ERISA affiliate: (A) any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code) involving any Plan; (B) any “reportable event” (as defined in Section 4043 of ERISA and the regulations issued under such Section) shall occur with respect to any Plan; (C) the filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan; (D) any event or circumstance exists which might constitute grounds entitling the Pension Benefit Guaranty Corporation (PBGC) to institute proceedings under Section 4042 of ERISA for the termination of, or for the appointment of a trustee to administer, any Plan, or the institution by the PBGC of any such proceedings; (E) or partial withdrawal under Section 4201 or 4204 of ERISA from a Multiemployer Plan or the reorganization, insolvency, or termination of any Multiemployer Plan; and in each case above, such event or condition, together with all other events or conditions, if any, could in the opinion of Bank subject Borrower to any tax, penalty, or other liability to a Plan, a Multiemployer Plan, the PBGC, or otherwise.
Upon the occurrence of an Event of Default, Bank may declare any obligation Bank may have hereunder to be cancelled, declare all Obligations of Borrower to be due and payable and may proceed to enforce payment of the Obligations and to exercise any and all of the rights and remedies afforded to Bank by the Uniform Commercial Code or under the terms of this Agreement or otherwise. Upon the occurrence of, and during the continuance of, an Event of Default, Borrower, as additional compensation to Bank for its increased credit risk, promises to pay interest on all Obligations (including, without limitation, principal, whether or not past due, past due interest and any other amounts past due under this Agreement) at the Default Rate.

(b)     Upon the filing of any complaint, application, or petition by or against Borrower initiating any matter in which Borrower is or may be granted any relief from the debts of Borrower pursuant to the Bankruptcy Code, Bank’s obligation hereunder shall be canceled immediately, automatically, and without notice, and all Obligations of Borrower then outstanding shall become immediately due and payable without presentation, demand, or notice of any kind to Borrower but if such filing is against Borrower by one or more third parties, only if Borrower shall fail to contest such filing actively or shall fail to cause it to be removed within sixty (60) days.

(c)     Any sale or other disposition of the Collateral may be at public or private sale upon such terms and in such manner as Bank deems advisable, having due regard to compliance with any statute or regulation which might affect, limit or apply to Bank’s disposition of the Collateral. Bank may conduct any such sale or other disposition of the Collateral upon Borrower’s premises. Unless the Collateral is perishable or threatens to decline speedily in value, or is of a type customarily sold on a recognized market (in which event Bank shall provide Borrower with such notice as may be practicable under the circumstances), Bank shall give Borrower at least the greater of the minimum notice required by law or ten (10) days prior written notice of the date, time and place of any proposed public sale, and of the date after which any private sale or other disposition of the Collateral may be made. Bank may purchase the Collateral, or any portion of it at any public sale.

(d)     If Bank sells any of the Collateral on credit, Borrower will be credited only with payments actually made by the purchaser of such Collateral and received by Bank. If the purchaser fails to pay for the Collateral, Bank may re-sell the Collateral and Borrower shall be credited with the proceeds of the sale.

(e)    In connection with Bank’s exercise of Bank’s rights after the occurrence of an Event of Default for which no cure may occur, Bank may enter upon, occupy and use any premises owned or occupied by Borrower, and may exclude Borrower from such premises or portion thereof as may have been so entered upon, occupied, or used by Bank. Bank shall not be required to remove any of the Collateral from any such premises upon Bank’s taking possession thereof, and may render any Collateral unusable to Borrower so long as Bank has used good faith as reasonable efforts to preserve the Collateral. In no event shall Bank be liable to Borrower for use or occupancy by Bank of any premises pursuant to this Agreement. Notwithstanding the foregoing, Bank acknowledges any liability it may have under applicable law or pursuant to any agreement between Bank and the landlord, for damages caused by Bank. The Bank’s acceptance and consideration of a landlord waiver shall not be unreasonably withheld.

(f)    Upon the occurrence of any Event of Default, Bank may require Borrower to assemble the Collateral and make it available to Bank at Borrower’s sole risk and expense at a place or places which are reasonably convenient to both Bank and Borrower.

15.    STANDARDS FOR EXERCISING REMEDIES. To the extent that applicable law imposes duties on Bank to exercise remedies in a commercially reasonable manner, Borrower acknowledges and agrees that it is commercially reasonable for Bank (a) to fail to incur expenses reasonably deemed significant by Bank to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (b) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (c) to fail to exercise collection remedies against account debtors or other persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (d) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (e) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (f) to contact other persons, whether or not in the same business as Borrower, for expressions of interest in acquiring all or any portion of the Collateral,

(g) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (h) to dispose of the Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (i) to dispose of assets in wholesale rather than retail markets, (j) to disclaim disposition warranties specifically to disclaim any warranties of title or the like, (k) to purchase insurance or credit enhancements to insure Bank against risks of loss, collection or disposition of Collateral or to provide to Bank a guaranteed return from the collection or disposition of Collateral, or (l) to the extent deemed appropriate by Bank, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Bank in the collection or disposition of any of the Collateral. Borrower acknowledges that the purpose of this section is to provide non-exhaustive indications of what actions or omissions by Bank would not be commercially unreasonable in Bank’s exercise of remedies against the Collateral and that other actions or omissions by Bank shall not be deemed commercially unreasonable solely on account of not being indicated in this section. Without limitation upon the foregoing, nothing contained in this section shall be construed to grant any rights to Borrower or to impose any duties on Bank that would not have been granted or imposed by this Agreement or by applicable law in the absence of this section.

16.    NO MARSHALING. Bank shall be under no obligation to marshal any assets in favor of Borrower or any other person or against or in payment of any or all of the Obligations.

17.    WAIVER OF JURY TRIAL. BORROWER AND BANK EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE OR HEREAFTER HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. Borrower hereby certifies that neither Bank nor any of its representatives, agents or counsel has represented, expressly or otherwise, that Bank would not, in the event of any such suit, action or proceeding, seek to enforce this waiver of right to trial by jury. Borrower acknowledges that Bank has been induced to enter into this Agreement by, among other things, this waiver. Borrower acknowledges that it has read the provisions of this Agreement and in particular, this section; has consulted legal counsel; understands the right it is granting in this Agreement and is waiving in this section in particular; and makes the above waiver knowingly, voluntarily and intentionally.

18.    CONSENT TO JURISDICTION. Borrower and Bank agree that any action or proceeding to enforce or arising out of this Agreement may be commenced in any court of the State of Maine sitting in the County of Cumberland, or in the District Court of the United States for the District of Maine, and Borrower waives personal service of process and agrees that a summons and complaint commencing an action or proceeding in any such court shall be properly served and confer personal jurisdiction if served by registered or certified mail to Borrower, or as otherwise provided by the laws of the State of Maine or the United States of America.

19.     ADVANCES AFTER EVENT OF DEFAULT. In the event that Bank continues to make advances under the Line of Credit Loans hereunder, after the occurrence of an Event of Default, all such Line of Credit Loans: (i) shall be made in the sole and absolute discretion of Bank; and (ii) shall, together with all other Obligations, be payable thereafter ON DEMAND.

    20.    ACKNOWLEDGMENT OF THE POSITION OF THE PARTIES. Borrower acknowledges to and agrees with Bank that Bank does not directly or indirectly have any obligation or duty of any kind whatsoever to renew or extend any indebtedness of Borrower to Bank, to extend any further loans or credit to Borrower (except for advances under the Line of Credit Loan in accordance with the terms hereof), to further amend, modify or supplement this Agreement or any power or remedies in any matter whatsoever other than as provided in the loan documents. Notwithstanding any other provision of this Agreement or any other contract or instrument between Borrower and Bank, the relationship between Bank and Borrower shall be limited to the relationship of the lender to a borrower in a commercial loan transaction, as applicable; Bank is not and shall not be construed as a partner, joint venturer, alter ego, manager, controlling person or other business associate or participant of any kind of Borrower (or of any other person), and neither Bank nor Borrower intend Bank to assume any such status; and Bank is not and shall not be deemed to be responsible for (or a participant in) any acts, omissions or decisions of Borrower.

21.    MISCELLANEOUS.

(a)     No delay or omission on the part of Bank in exercising any rights shall operate as a waiver of such right or any other right. Waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion. All Bank’s rights and remedies, whether evidenced hereby or by any other agreement, instrument or paper, shall be cumulative and may be exercised singularly or concurrently.

(b)     Bank is authorized to make Line of Credit Loans under the terms of this Agreement upon the request, either written or oral, in the name of Borrower or any authorized person whose name appears at the end of this Agreement, or of any of the persons from time to time holding the offices of President, Treasurer, CEO or CFO of Borrower, or of such other officers and authorized signatories as may from time to time be set forth in any banking and borrowing resolutions, or of any other agents or officers with apparent authority to act for Borrower in requesting loans hereunder.

(c)     This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties hereto; provided, however, that Borrower may not assign this Agreement or any rights or duties hereunder without Bank’s prior written consent and any prohibited assignment shall be absolutely void. No consent to an assignment by Bank shall release Borrower from its Obligations. Bank may assign this Agreement and its rights and duties hereunder and no consent or approval by Borrower is required in connection with any such assignment, but the Bank shall provide formal notice to the Borrower, 10 days prior to any assignment by the Bank. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in Bank’s rights and benefits hereunder, so long as the rights of the Borrower remain materially unaffected. In connection with any assignment or participation, Bank may disclose all documents and information which Bank now or hereafter may have relating to Borrower or Borrower’s business, so long as the recipients of such knowledge are under strict confidentiality agreements with the Bank. The Bank acknowledges that the Borrower is affiliated with a publicly traded company subject to certain federal and state regulations and any disclosure of information of the Borrower may be considered material, and a duty to possess such information in confidence exists until such information is made public or is no longer material. To the extent that Bank assigns its rights and obligations hereunder to another party, Bank thereafter shall be released from such assigned obligations to Borrower and such assignment shall effect a novation between Borrower and such other party.

(d)     Unless otherwise provided in this Agreement, all notices, consents, approvals, statements, requests, reports, demands, instruments or other communications to be made, given or furnished pursuant to or under this Agreement (each, a “Notice”) shall be in writing and (except for financial statements and other informational documents which may be sent by first-class U.S. mail, postage prepaid) shall be deemed given or furnished if addressed to the party intended to receive the same at the address of such party as set forth below (i) upon receipt when personally delivered at such address, (ii) upon acknowledgement by the recipient of receipt of an email formally providing notice (ii) upon the return of proof of delivery made through the United States mail as first class registered or certified mail, return receipt requested, postage prepaid, or (iii) upon receipt of proof of delivery of such Notice by a nationwide, reputable commercial courier service specifying expedited delivery:

If to Bank:    KeyBank National Association
        One Canal Plaza, Second Floor
        Portland, Maine 04101
Attention: Tom Womersley, Vice President, Relationship Manager

If to Borrower:            KBS Builders, Inc.
                    300 Park Street
                    South Paris, Maine 04281
                    Attention: President

Any party may change the address to which any Notice is to be delivered to any other address within the United States of America by furnishing written Notice of such change at least fifteen (15) days prior to the effective date of such change to the other parties in the manner set forth above, but no such Notice of change shall be effective unless and until received by such other parties. Rejection or refusal to accept, or inability to deliver because of changed address or because no Notice of changed address was given, shall be deemed to be receipt of any such Notice. Any Notice to an entity shall be deemed to be given without regard to the fact that proper delivery may be refused by someone other than the individual to whose attention it is directed. If a Notice is received by an entity, the fact that the individual to whose attention it is directed is no longer at such address or associated with such entity shall not affect the effectiveness of such Notice. Notices may be given on behalf of any party by such party’s attorneys.

(e)    Any paragraph and section headings used in this Agreement are for convenience only, and shall not affect the meaning or construction of this Agreement. If one or more provisions of this Agreement (or the application thereof) shall be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall not affect in any way the validity, legality or enforceability of such provision (or its application) in any other jurisdiction or of any other provision of this Agreement (or its application) in any jurisdiction.

(f)    Bank may at any time pledge all or any portion of its rights under the Loan Documents including any portion of the Notes to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or enforcement thereof shall release Bank from its obligations under any of the Loan Documents.

(g)    Bank shall have the unrestricted right at any time and from time to time, and without the consent of Borrower or any guarantor (but with reasonable advance notice), to sell, transfer, assign, pledge, negotiate, or grant participation in all or any part of, or any interest in, Bank’s rights, obligations and benefits hereunder to one or more banks or other regulated financial institutions (each, an “Assignee”), and each Borrower and each guarantor agrees that it shall execute, or cause to be executed, such documents, including without limitation, amendments to this Agreement and to any other documents, instruments and agreements executed in connection herewith as Bank shall deem necessary to effect the foregoing, so long as the rights and responsibilities of the Borrower provided for herein remain the same. In addition, at the request of Bank and any such Assignee, Borrower shall issue one or more new promissory notes, as applicable, to any such Assignee and, if Bank has retained any of its rights and obligations hereunder following such assignment, to Bank, which new promissory notes shall be issued in replacement of, but not in discharge of, the liability evidenced by the promissory note held by Bank prior to such assignment and shall reflect the amount of the respective commitments and loans held by such Assignee and Bank after giving effect to such assignment, all at the sole of the Bank. Upon the execution and delivery of appropriate assignment documentation, amendments and any other documentation required by Bank in connection with such assignment, and the payment by Assignee of the purchase price agreed to by Bank, and such Assignee, such Assignee shall be a party to this Agreement and shall have all of the rights and obligations of Bank hereunder (and under any and all other guaranties, documents, instruments and agreements executed in connection herewith) to the extent that such rights and obligations have been assigned by Bank pursuant to the assignment documentation between Bank and such Assignee, and Bank shall be released from its obligations hereunder and thereunder to a corresponding extent. Bank may furnish any information concerning Borrower in its possession from time to time to prospective Participants, provided that Bank shall require any such prospective Participant to agree in writing to maintain the confidentiality of such information.

(h)    Bank shall have the unrestricted right at any time and from time to time, and without the consent of or notice to Borrower or any guarantor, to grant to one or more banks or other financial institutions (each, a “Participant”) participating interests in Bank’s obligation to lend hereunder and/or any or all of the loans held by Bank hereunder. In the event of any such grant by Bank of a participating interest to a Participant, whether or not upon notice to Borrower,

Bank shall remain responsible for the performance of its obligations hereunder and Borrower shall continue to deal solely and directly with Bank in connection with Bank’s rights and obligations hereunder. Bank may furnish any information concerning Borrower in its possession from time to time to prospective Participants, provided that Bank shall require any such prospective Participant to agree in writing to maintain the confidentiality of such information.

(i)    Upon receipt of an affidavit of an officer of Bank as to the loss, theft, destruction or mutilation of the Notes or any other Loan Document which is not of public record, and, in the case of any such mutilation, upon cancellation of such Note or other Loan Document, Borrower will issue, in lieu thereof, a replacement note or other loan document in the same principal amount thereof and otherwise of like tenor.

(j)    All agreements between Borrower and Bank are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to Bank for the use or the forbearance of the indebtedness evidenced hereby exceed the maximum permissible under applicable law. As used herein, the term “applicable law” shall mean the law in effect as of the date hereof provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Agreement shall be governed by such new law as of its effective date. In this regard, it is expressly agreed that it is the intent of Borrower and Bank in the execution, delivery and acceptance of this Agreement to contract in strict compliance with the laws of the State of Maine from time to time in effect. If, under or from any circumstances whatsoever, fulfillment of any provision hereof or of any promissory note evidencing the Line of Credit Loans at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from circumstances whatsoever Bank should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance hereunder and not to the payment of interest. This provision shall control every other provision of all agreements between Borrower and Bank.

(k)    This Agreement, together with the Line of Credit Note and the other Loan Documents, are intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Agreement. All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superseded by this Agreement, and no party is relying on any promise, agreement or understanding not set forth in this Agreement. This Agreement may not be amended or modified except by a written instrument describing such amendment or modification executed by Borrower and Bank.

(l)    All instruments executed and delivered in connection with the closing of this loan shall be in form and substance satisfactory to Bank and its counsel. All other matters relating to the law shall be made to meet the satisfaction of such counsel.

(m)    Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Bank or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

(n)    By signing below, Borrower agrees and acknowledges that, under Maine law, no promise, contract, or agreement to lend money, extend credit, forbear from collection of a debt or make any other accommodation for the repayment of a debt for more than $250,000 may be enforced unless the promise, contract, or agreement (or some memorandum or note thereof) is in writing and signed.

(n)     This Agreement will be governed by, construed and enforced in accordance with federal law and the laws of the State of Maine. This Agreement shall take effect as a sealed instrument.
[The next page is the signature page.]

                Borrower: KBS BUILDERS, INC.

        By: /s/ Thatcher Butcher
                Name: Thatcher Butcher
                        Title: President
                            Dated: 4/24/2024

                        Bank: KEYBANK NATIONAL ASSOCIATION

        By: /s/ Graham Duck
                Name: Graham Duck
Title: Senior Vice President
                            Dated: 4/24/2024

    SCHEDULES

The following Schedules to the within Loan and Security Agreement (All Assets) are respectively described in the section indicated. Those Schedules in which no information has been inserted shall be deemed to read “None”.

SCHEDULE “A”
Borrower’s Places of Business and Subsidiaries (Section 4)
Shareholders (Section 5(c))

Places of Business:

Address                    Property Located At Such Address
    300 Park Street                All property but for digital records
    South Paris, ME 04281            stored in a “cloud” backup. All physical
records located at 300 Park St., South Paris, ME

    Subsidiaries:
Name:            Jurisdiction of Organization:        Address:        Ownership %:
None

Shareholder Information

Star Construction Holdings, Inc. (shell)         Owns 100% of KBS Builders, Inc.
Star Equity Holdings, Inc.                 Owns 100% of Star Construction Holdings, Inc.

SCHEDULE “B”
Other Encumbrances and Liens (Section 5(f)(i))

The following are liens on the financed assets listed:

Creditor: Ford Credit
Description of asset: F350 Truck
VIN:1FDRF3HN0NDA0578

Creditor: Ford Credit
Description of asset: T250 Van
VIN:1FTBR1CG2NKA17164

Creditor: Ascentium Capital
Description of asset: Heli fork lift Model CPYD50-KUH
Serial: 230502K9389
(For the avoidance of doubt, although leased the equipment can be purchased for $1 at end of lease)

Creditor: Ascentium Capital
Description of asset: Heli fork lift Model CPQYD35-MH1
Serial 250352E9301
(For the avoidance of doubt, although leased the equipment can be purchased for $1 at end of lease)

Creditor: Toyota Industries Commercial Finance
Description of asset: Toyota Fork Lift Model 8FGU25
Serial C0511

SCHEDULE “C”
Leases (Section 5(f)(ii))

Leased Copiers used in the operations of the business:

Description of asset: Kyocera TASKalfa 4003i copier
ID# M8090

Description of asset: Kyocera TASKalfa 7003i copier
ID# M8085

Description of asset: Kyocera ECOSYS P8060cdn copier
ID# M8088

Description of asset: Heli fork lift Model CPYD50-KUH
Serial: 230502K9389
(This leased equipment can be purchased for $1 at end of lease)

Description of asset: Heli fork lift Model CPQYD35-MH1
Serial 250352E9301
(This leased equipment can be purchased for $1 at end of lease)

SCHEDULE “D”
Exceptions under Section 13

Permitted Liabilities:

None.

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